Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

AMONG

PRIORITY PAYMENT SYSTEMS HOLDINGS, LLC, PIPELINE CYNERGY
HOLDINGS, LLC, PRIORITY HOLDINGS, LLC

AND

JOHN V. PRIORE

MAY 21, 2014

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) by and among Priority Payment Systems Holdings LLC, Pipeline Cynergy Holdings, LLC (together, the “Companies”), and John V. Priore (“You” or “Your”)(collectively, the “Parties”), and solely for purposes of Section 3(E), Priority Holdings, LLC (the “Parent”), is entered into and effective as of the 21st of May, 2014 (the “Effective Date”).1

WHEREAS, You are currently employed as the President and Chief Executive Officer of Priority Payment Systems LLC pursuant to an Employment Agreement effective February 23, 2006 (the “Prior Agreement”);

WHEREAS, the Companies desire that You serve as President and Chief Executive Officer of the Companies, and You desire to do so; and

WHEREAS, the Parties desire to express the terms and conditions of Your employment in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Employment and Duties

A.       Position. You shall serve as the President and Chief Executive Officer (“CEO”) of the Companies, each of their respective subsidiaries and Parent (the Companies, such subsidiaries and Parent are collectively referred to herein as the “Company Parties”).

B.       Reporting. You shall report directly to the Board of Managers of Parent (the “Board”).

C.       Duties. As CEO, You shall be the senior-most executive officer of the Company Parties with the duties, responsibilities, and authority customarily associated with and consistent with such position. You agree to perform all such duties that are consistent with Your position.

D.       Devotion of Time. You agree to (i) devote substantially all of your business time, efforts, skill, and energies to Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company Parties, and (iii) devote Your best efforts to fully perform Your obligations under this Agreement. During Your employment, You will not render services to any other entity, regardless of whether You receive compensation, without the prior written consent of the Board. You may, however, (A) engage in community, charitable, and educational activities, (B) manage Your personal investments, (C) serve on the Electronic Transaction Association Presidential Board of Advisors and the Alpharetta Technology Commission, and (D) with the prior written consent of the Board, serve on other corporate boards or committees, provided that such activities do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company Parties.

1 Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of “Agreement.”

E.       Company Policies. You agree to comply with the policies and procedures of the Company Parties as may be adopted and changed from time to time, including those described in any applicable Company Party employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement will control.

F.       Service on Board of Managers. You will serve on the Board, any Board of Managers of the Companies, if elected by the members of Parent and/or the Companies to serve in such capacity.

2.             Term. Your employment relationship with the Companies is at-will. You may terminate your employment with the Companies at any time and for any reason whatsoever simply by notifying the Companies. Likewise, the Companies may terminate your employment at any time with or without cause or advance notice. The period during which You are employed by the Companies will be referred to as the “Employment Period.”

3.             Compensation, Benefits, and Perquisites.

A.            Base Salary. During the Employment Period, the Companies will pay You an annual base salary of Four Hundred Fifty Thousand Dollars ($450,000.00) (“Base Salary”), minus applicable withholdings, in accordance with the Companies’ normal payroll practices, but no less often than monthly. The Board will review Your Base Salary at least annually to determine whether to increase Your Base Salary based upon Your performance and the performance of the Company Parties.

B.            Bonus. During the Employment Period, You will be eligible to receive an annual bonus with a target payment of at least 70% of Your then current Base Salary (which target payment may be increased, in the discretion of the Board, to an amount of up to 100% of Your then current Base Salary) if, as determined by the Board in its sole discretion, Your performance and the Company Parties’ performance meets certain criteria established from year to year by the Board (the “Bonus”). You will not receive any Bonus if You are not employed on the last day of the calendar year for which the Bonus is to be paid, except as provided in Sections 5 and 6 below. The Bonus will be subject to all applicable withholdings and will be paid no later than forty-five (45) days after the end of the calendar year.

C.            Vacation. During the Employment Period, You are entitled to four (4) weeks of paid vacation per calendar year. All vacation must be pre-approved by the Board.

D.            Automobile Expenses. From the date hereof until March 21, 2015, the Companies shall pay all lease payments under Your automobile lease currently in effect, and after the expiration of such lease, You shall be eligible for automobile use expense reimbursement in accordance with the Companies’ business expense reimbursement policy.

E.            Equity.

(i)        If the Companies terminate your employment under Section 4(D)(1), (2) or (5), Parent shall have the right (but not the obligation) to purchase all or any portion of the Equity Securities held by You and/or Your Affiliates or originally issued to You and/or Your Affiliates but held by one or more of Your and Your Affiliates’ Permitted Transferees at a per Unit price equal to the fair market value of such Units as determined pursuant to Section 3(E)(iv) as of the date of such termination. If You terminate Your employment with the Companies other than for Good Reason, Parent shall have the right (but not the obligation) to purchase up to 35% of the Equity Securities held by You and/or Your Affiliates or originally issued to You and/or Your Affiliates but held by one or more of Your and Your Affiliates’ Permitted Transferees at a per Unit price equal to the fair market value of such Units as determined pursuant to Section 3(E)(iv) as of the date of such termination. Parent may exercise any such option by delivery of written notice thereof (a “Repurchase Notice”) to You and/or Your applicable Affiliates and/or your respective Permitted Transferees within 180 days after such termination of employment. The Repurchase Notice shall state that Parent has elected to exercise such option and the number and price of the Units with respect to which such option is being exercised. Notwithstanding anything to the contrary in the LLC Agreement (which is incorporated by reference) or any other agreement, Your Equity Securities shall not be subject to forfeiture under any circumstances, including, but not limited to, a Change in Control or Your termination of employment for any reason.

(ii)       Following any termination of Your employment other than a termination under Section 4(D)(1), (2) or (5), You (or Your estate and/or beneficiaries) may submit annual written notice(s) to Parent requiring Parent to purchase Equity Securities held by You or any of Your Affiliates having a total fair market value of no more than $2,000,000 per year. Each annual written notice shall be referred to herein as a “Redemption Request.” You (or Your estate and/or beneficiaries) shall be permitted to make one (1) Redemption Request during each annual period following Your termination until Your Equity Securities are exhausted. The number of Units to be purchased by Parent pursuant to a Redemption Request shall be determined by dividing the total dollar amount requested in the Redemption Request by the fair market value of each Unit as determined pursuant to Section 3(E)(iv) below. Subject to the following sentence, the Equity Securities subject to a Redemption Request shall be purchased by Parent within 180 days after receipt of the applicable Redemption Request (the “Redemption Date”) at a per Unit price equal to the fair market value of such Units as of the date of such Redemption Request, as determined pursuant to Section 3(E)(iv) below (the “Redemption Price”). If any payment of cash is required upon the purchase of Units to be redeemed on the Redemption Date and such payment would constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any credit facility agreement by which Parent or any Company Party is, from time to time, a party, then Parent may defer making such payment until such restriction no longer exists, provided that the holders of such Units electing to participate in the Redemption Request shall retain all rights under the LLC Agreement in connection with such Units as to that number of Units as such unpaid portion represents until such time as the unpaid portion of the Redemption Price shall be paid to such holder in full, provided further that, if such cash payment has been deferred, the Companies shall use their commercially reasonable efforts to make such cash payment within nine (9) months from the Redemption Request. If on any applicable Redemption Date the Redemption Price payable upon redemption of the Units to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then all rights with respect to such Units shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any certificate or certificates therefor. For purposes of this Section 3(E)(ii), “Parent” shall include Parent’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of Parent’s units or assets.

(iii)      At the closing of any purchase and sale of Equity Securities hereunder, the holders of Units (or such holder’s estate and/or beneficiaries) to be sold shall deliver, if such Units are certificated, to Parent a certificate or certificates representing the Units to be purchased by Parent duly endorsed, or with membership interest (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary transfer tax stamps affixed, and Parent shall pay to such holder (or such holder’s estate and/or beneficiaries) by certified or bank check or wire transfer of immediately available federal funds the purchase price of the Units being purchased by Parent. The delivery of a certificate or certificates for such Units and/or the acceptance of any purchase price therefor by any Person selling such Units hereunder shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Units; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Units as contemplated; and (iii) such Units are free and clear of any and all liens and encumbrances.

(iv)      For purposes of this Section 3(E), the fair market value of any Equity Securities to be purchased shall be the fair market value thereof as mutually agreed upon by the Companies and You. In the event that the Companies and You are unable to reach agreement, fair market value shall be determined by an appraiser mutually agreed upon by the Companies and You. In the event that the Companies and You are unable to mutually agree upon an appraiser, fair market value shall be determined by three appraisers, one such appraiser to be selected by the Companies, and one such appraiser to be selected by You, and within thirty (30) days after the delivery of the Repurchase Notice or Redemption Request, as applicable, the two appraisers thereby selected shall mutually agree upon a third appraiser. The appraiser(s) shall perform such fair market value appraisal taking into account all applicable regulatory guidelines, shall utilize commonly accepted valuation methodologies, and shall value the Companies as a “going concern.” Each of the Companies and You may provide the appraiser(s) with such information as they deem relevant to a determination of the fair market value of the Equity Securities to be purchased; provided, however, that each appraiser may consider any additional information which he or she may consider relevant; provided, further, that, notwithstanding anything to the contrary in this Agreement or any other agreement, the appraiser(s) shall not consider (i) any discount for restrictions on transferability of the Equity Securities, the minority interest of the Equity Securities, the non-voting status of the Equity Securities, lack of marketability of the Equity Securities, or any similar discount, or (ii) any premium to any control block of units of the Company. The appraiser(s) shall deliver their respective appraisals within sixty (60) days after the date of the Repurchase Notice or Redemption Request, as applicable. The fair market value shall be the average of the two appraisals closest in value to each other. The Company will pay the cost of all appraisals.

F.            Benefits Plans. You (and Your spouse and the Your eligible dependents, as applicable) shall be entitled to participate in any employee benefit plan that the Companies have adopted or may adopt, maintain, or contribute to for the benefit of its senior executives at a level commensurate with the Your position.

G.            Business and Entertainment Expenses. You shall be reimbursed in accordance with the Companies’ expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred during the Employment Period.

4.             Termination. Either You or the Companies may terminate Your employment at any time for any or no reason, including any of the following:

A.            Mutual written agreement between You and the Companies at any time;

B.            Your death, upon which such termination shall be automatic;

C.            Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation for a total period of 180 days, whether or not such days are consecutive;

D.            For Cause. For Cause shall mean a termination by the Companies because of any of the events set forth in this Section 4(D) below, provided that, on or prior to the date Your employment is terminated by the Companies for Cause, the Companies must give You written notice specifying in detail each reason Your employment is terminated for Cause and disclosing any evidence of Cause (the “Cause Notice”), and the Companies may not rely upon or use any evidence not disclosed in the Cause Notice to support the termination of Your employment for Cause. In addition, if a court of competent jurisdiction later determines that the reason(s) set forth by the Companies in the Cause Notice are improper or otherwise do not meet the definition of Cause set forth in this Section (the “Improper Cause Determination”), the damages to which You will be entitled shall be equal to the greater of (i) the damages flowing from the Improper Cause Determination, including, but not limited to, Your attorneys’ fees, costs, and expenses incurred in connection with litigation regarding Your termination, or (ii) the amounts that would have been paid to You had You been terminated by the Company without Cause under Section 4(G) below plus Your attorneys’ fees, costs, and expenses incurred in connection with litigation regarding Your termination ((i) and (ii) the “Minimum Damages Amount”), but in no event shall the Minimum Damages Amount be construed to limit any other damages, direct, indirect, consequential, punitive, or otherwise, arising out of or because of the Improper Cause Determination.

1.	Your material breach of this Agreement that results or could reasonably be expected to result in material injury, material damages, material losses or material costs to the Companies, as reasonably determined by the Board, that has not been cured by You within thirty (30) days after receipt by You of written notice from the Companies specifying in detail such breach; provided, however, that the foregoing right of cure shall not apply to breaches that are not reasonably curable as determined by the Board and You shall only be entitled to one such opportunity to cure with respect to each such breach under this Agreement;

2.	Your fraud;

3.	Your gross negligence, willful misconduct, or material dishonesty that results or could reasonably be expected to result in material injury, material damages, material losses or material costs to the Companies, as reasonably determined by the Board;

4.	Your failure to follow the reasonable direction of any individual or board to which you report that results or could reasonably be expected to result in material injury, material damages, material losses or material costs to the Companies, as reasonably determined by the Board. For any such failure listed in this subsection 4, the Companies shall first give You written notice setting forth with specificity the reasons that the Companies believe You are failing, and thirty (30) days to cure such failure; provided, however, that the foregoing right of cure shall not apply to breaches that are not reasonably curable as determined by the Board and You shall only be entitled to one such opportunity to cure with respect to each such breach under this Agreement; or

5.	Your final conviction of (i) a felony or (ii) a crime involving moral turpitude.

E.            Your resignation for other than Good Reason.

F.            Your resignation for Good Reason.

G.            Without Cause. Without Cause will mean any termination of employment by the Companies which is not defined in sub-sections A-F above.

5.             Companies’ Post-Termination Obligations

A.            If this Agreement terminates for any of the reasons listed in Sections 4(A)-4(E) of this Agreement, then the Companies will pay to You (i) all accrued but unpaid wages, based on Your then current Base Salary, through the termination date, (ii) all accrued but unused vacation through the termination date, and (iii) any earned but unpaid Bonus under Section 3(B) above for the calendar year prior to the termination date, to be paid in a lump sum cash payment no later than thirty (30) days following Your termination date; provided, however, that if this Agreement terminates for Cause under Section 4(D) above, then the Companies will pay only the amount listed in Sections 5(A)(i) and 5(A)(ii) above. The Companies will have no other obligations to You (except the put right described in Section 3(E)(ii) above, if applicable), including under any provision of this Agreement, Company policy, or otherwise, unless the Companies breach this Agreement; however, You will continue to be bound by Section 6(D) and all other post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement.

B.            If this Agreement terminates for any reason listed in Sections 4(F) or 4(G) of this Agreement, then the Companies will pay You the amounts described in Section 5(A)(i)-(iii) above, to be paid in a lump sum cash payment no later than thirty (30) days following Your termination date, and will comply with the put right described in Section 3(E)(ii) above, if applicable. In addition, after Your “separation from service” (as defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Companies, the Companies will:

(i)        pay You a separation payment equal to the sum of (x) twenty-four (24) months of Your then current Base Salary, plus (y) 35% of Your then current Base Salary (provided, however, that if such termination occurs within six (6) months prior to a Change of Control Transaction, you shall be entitled under this clause (y) to an amount equal to 70% of Your then current Base Salary (the “Separation Payment”), to be paid in equal periodic installments over a period of twenty-four (24) months based on current company payroll practices of every other Friday (each a “Payroll Date”) beginning with the Payroll Date that immediately follows the date of Your separation from service by at least sixty (60) days; and

(ii)       reimburse Your and Your eligible dependents’ COBRA premium under the Companies’ major medical group health plan and dental plan on a monthly basis for twenty-four (24) months following Your termination.

The separation payments set forth in Sections 5(B)(i) are subject to all applicable withholdings, including, but not limited to, withholdings required by Code §3401. Except as set forth in this Section 5(B) (and the Put Right described in Section 3(E)(ii) above, if applicable), the Companies will have no other obligations to You, including under any provision of this Agreement, Company policy, or otherwise, unless the Companies breach this Agreement. The separation payments and benefits set forth in this Section 5(B) (and the put right described in Section 3(E)(ii) above, if applicable) will constitute full satisfaction of the Companies’ obligations under this Agreement, unless the Companies breach this Agreement. The Companies’ obligation to provide the payments and benefits set forth in this Section 5(B) above will be conditioned upon the following (the “Separation Conditions”):

(y)	Your timely execution and non-revocation of a Separation & Release Agreement in a form prepared by the Companies by which You release each of the Company Parties and their respective Affiliates, directors, managers, officers, shareholders, members, employees, agents, attorneys, successors and assigns from any and all liability and claims of any kind so that the Separation & Release Agreement will become binding and irrevocable within sixty (60) days of Your separation from service; and

(z)	Your compliance with the restrictive covenants (Section 6(D)) and all post-termination obligations, including, but not limited to, the obligations contained in this Agreement.

If You do not execute an effective Separation & Release Agreement as set forth above, the Companies will not be obligated to and will not provide any payments or benefits to You under this Section 5(B). The Companies’ obligation to make the Separation Payments set forth in Section 5(B)(i) above will terminate immediately upon any breach by You of any post-termination obligations to which You are subject, including, but not limited to, Your obligation to comply with the restrictive covenants set forth in Section 6(D) below. If You breach any of Your post-termination obligations, You will return to the Companies any amounts You received under Section 5(B)(i) above within ten (10) days of notice of such breach from the Companies.

If Your employment terminates for any reason entitling You to receive separation payments and/or benefits under Section 5(B) above, then in no event shall You be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to You under Section 5(B) above, and such amounts shall not be reduced, regardless of whether You obtain other employment or become self-employed.

Notwithstanding any provisions of this Agreement to the contrary, in the event of a “change in the ownership of,” a “change in the effective control of,” or a “change in the ownership of a substantial portion of,” the Company (within the meaning of Treas. Reg. §§1.280G-1, Q&A-27, -28 or -29) (a “280G Change of Control”), if You are a “disqualified individual” (within the meaning of Treas. Reg. §1.280G-1, Q&A-15) with respect to the Company and such 280G Change of Control, then You hereby irrevocably waive and forfeit any and all of Your rights or entitlements to receive any portion of any “parachute payments” (as defined in Code §280G(b)(2)) (the “280G Payments”) which You would receive or to which You would otherwise be entitled pursuant to this Agreement or any other agreements or documents governing any of such 280G Payments to the extent that, if such 280G Payments occurred, they would cause You to receive an “excess parachute payment (within the meaning of Code §280G(b)(1)). It is intended by the foregoing that Your 280G Payments shall be reduced such that no portion of such 280G Payments shall constitute “excess parachute payments” under Code §280G(b)(1), and that no portion of such 280G Payments shall subject You to excise tax under Code §4999, and that You shall receive the maximum amount of the 280G Payments possible subject to this waiver and forfeiture provision. You agree that the portion of Your 280G Payments that is not subject to this waiver and forfeiture provision is only so much of the value of Your 280G Payments as equals $0.01 less than three (3) times Your “base amount” (as defined in Treas. Reg. §1.280G-1, Q&A-34), and that the remainder of Your 280G Payments shall be considered waived and forfeited. You shall be entitled to prioritize Your 280G Payments in writing to the Company, if done in a timely manner, and the Company shall use its best efforts to respect such priority in implementing the foregoing waiver and forfeiture provisions.

6.             Your Post-Termination Obligations.

A.           Return of Materials. Upon the termination of Your employment for any reason or upon the Companies’ request at any time, You will immediately return to each Company Party all of such Company Party’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to such Company Party. You will not (i) retain any copies of any Company Party’s property, including any copies existing in electronic form, which are in Your possession, custody or control, or (ii) destroy, delete, or alter any Company Party’s property, including, but not limited to, any files stored electronically, without the Companies’ prior written consent. The obligations contained in this Section will also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is Affiliated or related to any Company Party, or (ii) any Company Party’s customers, licensors, or suppliers.

B.           Set-Off. If You have any outstanding obligations to any Company Party upon and/or following the termination of Your employment for any reason, You hereby authorize the Companies to deduct any amounts owed to any Company Party from (i) Your final paycheck, and/or (ii) any amounts that would otherwise be due to You, including, but not limited to, under Section 5 above, but not from any amounts that constitute deferred compensation subject to Code §409A and not exempt therefrom. To the extent Your final paycheck and/or amounts due to You by the Companies are insufficient to satisfy Your outstanding obligations to any Company Parties, You agree to repay the Companies all amounts owed within ten (10) days after your receive the Companies’ written request for such repayment.

C.           Non-Disparagement. During Your employment and following the termination of Your employment with the Companies for any reason, You will not make any disparaging or defamatory statements, whether written or verbal, regarding any Company Party, or any of their respective Affiliates, directors, managers, officers, shareholders, members, employees, agents, attorneys, successors or assigns, and the Companies will not make any disparaging or defamatory statements, whether written or verbal, regarding You.

D.           Restrictive Covenants. You acknowledge and agree that: (i) Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and customers of the Company Parties; (ii) the Trade Secrets and Confidential Information, and the relationship between each Company Party and each of its employees and customers, are valuable assets of such Company Party which may not be used for any purpose other than the business of such Company Party; (iii) the names of Customers are considered Confidential Information of the Business which constitutes valuable, special, and unique property of the Company Parties; (iv) Customer lists and Customer information which have been compiled by the Company Parties represents a material investment of the Company Parties’ time and money; (v) the Company Parties will invest their time and money in the development of Your skills in the Business; and (vi) the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in this Section 6(D) below, are reasonable and necessary to protect the legitimate business interests of the Company Parties, and they will not impair or infringe upon Your right to work or earn a living when Your employment with the Companies ends.

1.        Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the business of the Company Party’s, except as authorized in writing by the Companies; (ii) during Your employment with the Companies, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Your resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession, custody or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Companies’ written consent.

The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company Parties are entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

2.       Non-Disclosure of Customer Information. During the Restricted Period, You will not, except as authorized by the Companies, divulge or make accessible to any Person (i) the names of Customers, or (ii) any information contained in Customer’s accounts.

3.       Non-Solicitation of Customers and Suppliers. During the Restricted Period, You will not, directly or indirectly, solicit any Customer or supplier of any Company Party for the purpose of selling or providing any products or services competitive with the Business.

4.       Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, for Your benefit or for the benefit of any Person other than any Company Party (i) solicit or assist any Person to solicit, recruit, or induce any officer, director, manager, executive, employee or consultant of any Company Party to (A) terminate his or her employment relationship with any Company Party, or (B) work for any other Person, or (ii) hire or cause to be hired any Person who is then, or who will have been at any point in time during the Restricted Period, an officer, a director, a manager, an executive, an employee or a consultant of any Company Party.

5.       Non-Competition. During the Restricted Period, You shall not engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, stockholder, partners or in any other capacity whatsoever, in the conduct or management of, or fund, invest in, lend to, own any stock or any other equity or debt investment in, or provide any services of any nature whatsoever to or in respect of any business that is competitive with or in the same line of business as the Business in the United States; provided, however, that nothing in this Section 6(D)(5) shall prohibit You from being a passive beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation.

6.       Scope. You acknowledge that (A) the markets served by the Company Parties are intended to be national in scope and not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (B) the above covenants are manifestly reasonable on their face, and the Parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of the Company Parties and are a significant element of the consideration hereunder. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by law.

E.           Post-Employment Disclosure. During the Restricted Period, You will provide a copy of Section 6(D) and Exhibit A of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor. If, following the Employment Period, but during the Restricted Period, You work or consult for another Person as an owner, partner, joint venturer, employee or independent contractor, You will provide the Companies with such Person’s name, the nature of such Person’s business, Your job title, and a general description of the services You will provide.

7.             Work Product. Your employment duties may include inventing in areas directly or indirectly related to the business of the Company Parties or to a line of business that the Company Parties may reasonably be interested in pursuing. All Work Product will constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the applicable Company Party, then, without further consideration, You assign all presently-existing Work Product to such Company Party, and agree to assign, and automatically assign, all future Work Product to such Company Party.

Each Company Party will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Companies’ request, You agree to perform, during or after Your employment with the Companies, any acts to transfer, perfect and defend applicable Company Party’s ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to such Company Party) necessary for filing an application or registration for protection of the Work Product (an “Application”), (ii) explaining the nature of the Work Product to persons designated by the Companies, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications.

You agree to provide the Companies with a written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances attendant to the creation sufficient of such Work Product.

8.             License. During Your employment and after Your employment with the Companies ends, You grant to the Companies an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (ii) authorize others to do the same. You will notify the Companies in writing of any Licensed Materials You deliver to the Companies.

9.             Release. During Your employment and after Your employment with the Companies ends, You consent to the Company Parties’ use of Your image, likeness, voice, or other characteristics in the Company Parties’ products or services. You release each Company Party from any causes of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company Parties, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company Parties.

10.           Injunctive Relief. You agree that if You breach any portion of Section 6(D) of this Agreement: (i) the Company Parties would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company Parties, and (iii) if any Company Party seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that such Company Party has an adequate remedy at law with respect to the breach, (b) require that such Company Party submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require such Company Party to post a bond or any other security. Nothing contained in this Agreement will limit such Company Party’s right to any other remedies at law or in equity. You acknowledge that the Company Parties and their respective Affiliates are express third-party beneficiaries of this Agreement and that they may enforce these rights as third party beneficiaries.

11.           Independent Enforcement. The covenants set forth in Section 6(D) of this Agreement will be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against any Company Party, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or any Company Party may have against the other, will not constitute a defense to the enforcement by any Company Party of the covenants set forth in Section 6(D) of this Agreement. No Company Party will be barred from enforcing the restrictive covenants set forth in Section 6(D) of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

12.           Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions will remain in full force and effect.

13.           Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party will be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity. If the Companies terminate You without Cause or You resign for Good Reason, the Companies shall reimburse Your reasonable legal fees incurred in connection with the negotiation and preparation of any separation and release agreement executed by You, upon presentation of a bill for such fees.

14.           Waiver. Either Party’s failure to enforce any provision of this Agreement will not act as a waiver of that or any other provision. Either Party’s waiver of any breach of this Agreement will not act as a waiver of any other breach.

15.           Entire Agreement. This Agreement, including Exhibit A and the LLC Agreement which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including the Prior Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement. To the extent anything in this Agreement conflicts or is inconsistent with any other agreement, including, but not limited to, any equity agreement between You and Priority Investment Holdings LLC or any Company Party, regardless of whether such other agreement is executed before, on, or after the Effective Date, the Parties understand and agree that this Agreement shall control.

16.           Amendments. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by You, in the case of an amendment, supplement, modification or waiver sought to be enforced against You, or signed by the Companies and approved by the Board, in the case of an amendment, supplement, modification or waiver sought to be enforced against the Companies.

17.           Successors and Assigns; Third Party Beneficiaries. This Agreement will be assignable to, and will inure to the benefit of, the Companies’ successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Companies’ units or assets, and will be binding upon You. You will not have the right to assign Your rights or obligations under this Agreement. The covenants contained in Section 6(D) of this Agreement will survive cessation of Your employment with the Companies, regardless of who causes the cessation or the reason for cessation. The Parties agree that each Company Party, including Parent, shall be an express third party beneficiary of this Agreement, including Section 6, and shall be entitled to enforce the provisions hereof as if such Company Party were a party hereto. There shall be no third party beneficiaries hereof except as expressly provided herein.

18.           Governing Law; Waiver of Jury Trial. The laws of the State of Georgia will govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law will still govern. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM IN RESPECT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

19.           Notice. Whenever any notice is required, it will be given in writing addressed as follows:

To Companies:	c/o Priority Holdings, LLC
2001 Westside Parkway
Suite 155
Alpharetta, Georgia 30004
Attn: Board of Managers

To Executive:	John V. Priore
260 Ardsley Lane
Alpharetta, GA 30005

Notice will be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices will be delivered or mailed by notifying the other party of such change in accordance with this Section.

20.           Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement will be (i) brought in the Superior Court of Fulton County, Georgia, or (ii) brought in or removed to the United States District Court for the Northern District of Georgia, Atlanta Division. You consent to the personal jurisdiction of the courts identified above. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

21.           AFFIRMATION. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANIES ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.

22.           Code §409A Compliance.

a.       In General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or compliant with, the requirements of Code §409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Companies, nor their directors, officers, employees, or advisers, shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Executive as a result of the application of Code §409A.

b.       Reimbursements and In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement that are includible in Executive’s federal gross taxable income shall be made or provided in accordance with the requirements of Code §409A, including the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

c.       Installment Payments. Any right to a series of installment payments under this Agreement shall, for purposes of Code §409A, be treated as a right to a series of separate payments.

23.           Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf or other electronic means shall be effective as delivery of a manually executed counterpart to the Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

PRIORITY PAYMENT SYSTEMS HOLDINGS LLC

By:	/s/ Richard J. Harris, Jr.
Name: Richard J. Harris, Jr.
Title: Chief Operating Officer

[Signature Page to Employment Agreement of John V. Priore]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

PIPELINE CYNERGY HOLDINGS, LLC

By:	/s/ Richard J. Harris, Jr.
Name: Richard J. Harris, Jr.
Title: Chief Operating Officer

[Signature Page to Employment Agreement of John V. Priore]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

Solely for purposes of Section 3(E):

PRIORITY HOLDINGS, LLC

By:	/s/ Richard J. Harris, Jr.
Name: Richard J. Harris, Jr.
Title: Chief Operating Officer

[Signature Page to Employment Agreement of John V. Priore]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement as of the day and year first above written.

/s/ John V. Priore
John V. Priore

[Signature Page to Employment Agreement of John V. Priore]

EXHIBIT A

DEFINITIONS

A.	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person.

B.	“Business” means the business of providing financial transaction processing services to merchants for transactions conducted by credit card, debit card, stored value card, smart card, or other non-cash financial transaction device.

C.	“Change of Control Transaction” shall have the meaning set forth in the LLC Agreement.

D.	“Confidential Information” means (a) any confidential or proprietary information of any Company Party, to the extent not considered a Trade Secret under applicable law, and (b) information of any third party provided to any Company Party which such Company Party is obligated to treat as confidential, including, but not limited to, information provided to any Company Party by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of any Company Party or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by any Company Party, and customer information compiled by any Company Party, and (vi) information concerning any Company Party’s or a third party’s financial structure and methods and procedures of operation. Confidential Information will not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

E.	“Customer” means any Person to whom any Company Party has (i) sold its products or services, or (ii) solicited to sell its products or services.

F.	“Equity Securities” shall have the meaning set forth in the LLC Agreement.

G.	“Good Reason” will exist if (i) without Your written consent, (1) the Companies materially reduce Your then current authority, title, duties, or responsibilities, (2) the Companies materially reduce Your then current Base Salary or the benefits to which You are entitled as of the Effective Date, (3) the Companies require You to report to any person or entity other than the Board, (4) the Companies commit a material breach of this Agreement, (5) Companies materially change the geographic location at which You must perform services for the Companies, (6) the Companies, with the actual knowledge of the Board, provide processing services with respect to adult entertainment merchant accounts or (7) a successor to the Companies fails to assume this Agreement in writing upon becoming a successor or assignee of the Companies; (ii) for subsections (1)-(6) above, You provide written notice to the Companies of any such action within ninety (90) days of the date on which such action first occurs and provide the Companies with thirty (30) days to remedy such action (the “Cure Period”); (iii) for subsections (1)-(6) above, the Companies fail to remedy such action within the Cure Period; and (iv) for subsections (1)-(6) above, You resign within thirty (30) days of the expiration of the Cure Period; provided, however, that the foregoing right of cure shall not apply to actions that are not reasonably curable and the Companies shall only be entitled to one such opportunity to cure with respect to each such action under this Agreement. Good Reason shall not include any isolated, insubstantial, or inadvertent action that (y) is not taken in bad faith, and (z) is remedied by the Companies within the Cure Period.

H.	“Licensed Materials” means any materials that You utilize for the benefit of any Company Party, or deliver to any Company Party or any Company Party’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, any Company Party or any Company Party’s customers.

I.	“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Parent, dated as of the date hereof.

J.	“Permitted Transferee” shall have the meaning set forth in the LLC Agreement.

K.	“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

L.	“Restricted Period” means the time period during Your employment with the Companies, and for twenty-four (24) months year after Your employment with the Companies ends.

M.	“Trade Secrets” means information of any Company Party, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

N.	“Unit” shall have the meaning set forth in the LLC Agreement.

O.	“Work Product” means (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of You, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by any Company Party and that either (i) is created within the scope of Your employment, (ii) is based on, results from, or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the Business or a line of business that any Company Party may reasonably be interested in pursuing, (iii) has been or will be paid for by any Company Party, or (iv) was created or improved in whole or in part by using any Company Party’s time, resources, data, facilities, or equipment.